-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      FILED BY REGISTRANT [X]          FILED BY A PARTY OTHER THAN
                                       REGISTRANT [_]

                               ----------------

  Check the appropriate box:

  [_]Preliminary Proxy Statement

  [X]Definitive Proxy Statement

  [_]Definitive Additional Materials

  [_]Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

  [_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               ----------------

                            SPECIALTY CATALOG CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  Payment of Filing Fee (Check the appropriate box):

  [X]No Fee required

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

  (1)Amount Previously Paid:

  (2)Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4)Date Filed:

-------------------------------------------------------------------------------
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

                            SPECIALTY CATALOG CORP.

              21 BRISTOL DRIVE, SOUTH EASTON, MASSACHUSETTS 02375
                                (508) 238-0199

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of the Shareholders of Specialty Catalog Corp. (the "Company"), a Delaware corporation, will be held at Patricof & Co. Capital Corp., 445 Park Avenue, New York, New York, at 11:00 a.m. on Tuesday, May 19, 1998 for the following purposes:

    1. To elect directors of the Company;

    2. To consider and vote upon a proposal to amend the Company's 1996 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 500,000 shares to 750,000 shares; and

    3. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Accordingly, only shareholders of record at the close of business on March 20, 1998 will be entitled to notice of and to vote at such meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.
                                          By order of the Board of Directors,


                                          /s/ Stephen M. O'Hara
                                          Stephen M. O'Hara
                                          Secretary

Dated: April 10, 1998

                            SPECIALTY CATALOG CORP.

              21 BRISTOL DRIVE, SOUTH EASTON, MASSACHUSETTS 02375
                                (508) 238-0199

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy is solicited on behalf of the Board of Directors of Specialty Catalog Corp. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 19, 1998, and at any adjournments thereof (the "Meeting").

  The Company's principal executive office is located at 21 Bristol Drive, South Easton, Massachusetts 02375.

  The cost of soliciting proxies by mail, telephone, telegraph or in person will be borne by the Company. The Company has retained the services of Continental Stock Transfer And Trust Company, the Company's transfer agent based in New York, to whom the Company will pay a fee plus reimbursement for mailing and out-of-pocket expenses. In addition to solicitation by mail, the Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them.

  The Company's Annual Report on Form 10-K is included in the Company's Annual Report to Shareholders, and is being furnished to shareholders of record together with this Proxy Statement, on or about April 10, 1998. Requests for additional copies should be directed to: Specialty Catalog Corp., 21 Bristol Drive, South Easton, Massachusetts 02375.

  You may revoke your proxy at any time prior to its use by giving written notice to the Secretary of the Company, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the election of the nominees for directors listed herein, in favor of the proposal to amend the Company's 1996 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 500,000 shares to 750,000 shares and with respect to any other business which may properly come before the Meeting, in the discretion of the named proxies. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then your proxy will not be counted as present at the Meeting with respect to such proposals. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals.

  Only shareholders of record at the close of business on March 20, 1998, are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. The Company had outstanding on March 20, 1998, 5,057,001 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for the purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

                            PRINCIPAL SHAREHOLDERS

  The following table and footnotes sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 20, 1998 by
(i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. The Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares:


                                             NUMBER OF SHARES
NAME                                        BENEFICIALLY OWNED PERCENTAGE (1)
----                                        ------------------ --------------
Steven L. Bock.............................       440,160(2)        8.16%
Stephen M. O'Hara..........................       278,773(3)        5.32%
J. William Heise...........................         6,000(4)           *
Jerral R. Pulley...........................            --(5)          --
Alan S. Cooper.............................         2,500(6)           *
  Dickstein Partners
  660 Madison Avenue
  New York, New York 10021
Guy Naggar.................................       404,167(7)        7.99%
  Dawnay, Day & Co., Ltd
  15 Grosvenor Gardens
  London, England SW1W0BD
Samuel L. Katz.............................        93,075(6)        1.84%
  Cendant Corporation
  6 Sylvan Way
  Parsippany, New Jersey 07054
Andrea Pomerantz Lustig....................         2,500(8)           *
  Cosmopolitan Magazine
  224 West 57th Street, 8th Floor
  New York, New York 10019
Martin E. Franklin.........................       230,688(9)        4.56%
  Lumen Technologies, Inc.
  555 Theodore Fremd Avenue
  Rye, New York 10580
Dickstein Partners L.P.....................     1,347,689(10)      26.65%
   Dickstein & Co., L.P....................       853,153(10)      16.87%
    660 Madison Avenue
    New York, New York 10021
   Dickstein International Limited.........       358,655(10)       7.09%
    129 Front Street
    Hamilton, Bermuda
   Dickstein Focus Fund L.P................       135,881(10)       2.69%
    660 Madison Avenue
    New York, New York 10021
Wellington Management Company L.L.P........       470,000(11)       9.29%
  75 State Street
  Boston, MA 02109
   Wellington Trust Company, N.A...........       300,000(11)       5.93%
    75 State Street
    Boston, MA 02109
All executive officers and directors as a
 group (8 persons).........................     1,457,863(12)      26.02%

--------
* Indicates less than 1%

(1) Applicable percentage of ownership is based upon 5,057,001 shares outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting and investment power with respect to securities. Shares of Common Stock issued upon the exercise of options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Includes 310,226 shares of Common Stock underlying stock options which became exercisable upon the consummation of the Company's initial public offering at a price of $0.31 per share; 15,000 shares of Common Stock underlying stock options which became exercisable one year following the Company's initial public offering at a price of $5.33 per share; and 15,000 shares of Common Stock underlying stock options under the 1996 Stock Incentive Plan (the "Plan") which became exercisable one year following the Company's initial public offering at a price of $6.50 per share.
(3) Includes 182,773 shares of Common Stock underlying stock options which became exercisable upon the consummation of the Company's initial public offering at a price of $0.31 per share, and 5,000 shares of Common Stock underlying options issued under the Plan which became exercisable one year following the Company's initial public offering at a price of $6.50 per share.
(4) Includes 6,000 shares of Common Stock underlying stock options issued under the Plan which became exercisable one year following the Company's initial public offering at a price of $6.50 per share.
(5) Mr. Pulley forfeited all options granted to him when he left the Company in October, 1997.
(6) Includes 2,500 shares of Common Stock underlying stock options issued under the Plan which became exercisable upon consummation of the Company's initial public offering at a price of $6.50 per share.
(7) Includes 401,667 shares of Common Stock which was the amount attributed to the shareholder and received by him upon dissolution of Viking Holdings Limited; includes 2,500 shares of Common Stock underlying stock options issued under the Plan which became exercisable upon consummation of the Company's initial public offering at a price of $6.50 per share.
(8) Includes 2,500 shares of Common Stock underlying stock options issued under the Plan which are exercisable at an exercise price of $6.88 per share.
(9) Includes 2,500 shares of Common Stock underlying stock options issued under the Plan which became exercisable upon consummation of the Company's initial public offering at an exercise price of $6.50 per share.
(10) Of the 1,347,689 total shares reported, Dickstein & Co., L.P. owns beneficially 853,153 of such shares, Dickstein Focus Fund L.P. owns beneficially 135,881 of such shares and Dickstein International Limited owns beneficially 358,655 of such shares. Dickstein & Co., L.P. disclaims beneficial ownership of 135,881 shares owned by Dickstein Focus Fund L.P. and 358,655 shares owned by Dickstein International Limited. Dickstein Focus Fund L.P. disclaims beneficial ownership of 853,153 shares owned by Dickstein & Co., L.P. and 358,655 shares owned by Dickstein International Limited. Dickstein International Limited disclaims beneficial ownership of 853,153 shares owned by Dickstein & Co., L.P. and 135,881 shares owned by Dickstein Focus Fund L.P. Dickstein & Co., L.P., Dickstein International Limited and Dickstein Focus Fund L.P. are private investment funds. Dickstein Partners, L.P. is the general partner of Dickstein & Co., L.P. and Dickstein Focus Fund L.P. Dickstein Partners Inc. is the general partner of Dickstein Partners, L.P. and is the advisor to Dickstein International Limited. Mark B. Dickstein is the President and sole director of Dickstein Partners Inc.
(11) Of the 470,000 total shares reported, Wellington Management Company L.L.P. owns beneficially 170,000 of such shares and Wellington Trust Company, N.A. owns beneficially 300,000 of such shares. Wellington Management Company L.L.P. disclaims beneficial ownership of 300,000 shares owned by Wellington Trust Company, N.A. Wellington Trust Company, N.A. disclaims beneficial ownership of 170,000 shares owned by Wellington Management Company L.L.P.
(12) Includes 546,499 shares of Common Stock underlying stock options which are currently exercisable.

                             ELECTION OF DIRECTORS
                                  PROPOSAL 1

  The Board of Directors has set the number of Board members at six for the upcoming year. Each director is elected to hold office until the next annual meeting of shareholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified. The Board has nominated all of the current members of the Board for reelection. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the reelection of the members of the Board.

  Unless authority to do so is withheld, the persons named in each proxy (and/or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named below. If for any reason any nominee is not a candidate (which is not now expected), a new nominee will be designated by the Board to fill such vacancy, unless the Board of Directors shall reduce the number of directors in accordance with the By-Laws of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED
BELOW.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

  There is shown below for each director and nominee for director, as reported to the Company, the name, age and family relationship, if any, with any other director or officer, the principal occupation and employment over at least the last five years, the position, if any, with the Company, the period of service as a director of the Company, and certain other directorships held.

NAME                                AGE        OFFICE HELD        DIRECTOR SINCE
----                                ---        -----------        --------------
Steven L. Bock.....................  44 Chairman of the Board and December 1990
                                         Chief Executive Officer
Alan S. Cooper.....................  39 Director                  February 1996
Martin E. Franklin.................  33 Director                  November 1994
Samuel L. Katz.....................  32 Director                  November 1994
Andrea Pomerantz Lustig............  33 Director                  March 1997
Guy Naggar.........................  57 Director                  November 1994

  Steven L. Bock has been Chairman of the Board and Chief Executive Officer of the Company (or its predecessor company) since December 1990. He has been a director of SC Direct and SC Publishing since March 1989 (including the years when the companies were under bankruptcy protection). SC Direct was formed by RSG Partners, a private investment and management firm founded by Mr. Bock and two partners in 1988. Mr. Bock was a partner in RSG Partners from 1988 to 1990. From October 1986 to October 1988, Mr. Bock was a Vice President of TSG Holdings, Inc., the investment advisor to Transcontinental Services Group, a U.K. listed investment holding company, where he was responsible for initiating, financing and managing business investments. Mr. Bock has been a director of the Juvenile Diabetes Foundation, Bay State Chapter, since January 1998. Mr. Bock is also a member of the Young Presidents Organization. He graduated (summa cum laude) with a B.A. degree from SUNY at Albany and received his J.D. degree (cum laude) from Harvard Law School.

  Alan S. Cooper has been Vice President and General Counsel of Dickstein Partners Inc., a private investment firm, since March 1992. Prior to joining Dickstein Partners Inc., he was an attorney with Rosenman & Colin in New York City from August 1983 to February 1992. Mr. Cooper is a director of Hills Stores Company. Mr. Cooper received his B.S. and J.D. degrees from the University of Pennsylvania.

  Martin E. Franklin is currently Chairman of Lumen Technologies, Inc., a NYSE Company, Chairman of Bolle Inc., a NASDAQ Company, and non-executive Chairman of Eyecare Products plc, a London Stock

Exchange Company. Mr. Franklin was Chairman and Chief Executive Officer of BEC Group, Inc. from May 1996 to March 1998. Mr. Franklin was Chairman and Chief Executive Officer of Benson Eyecare Corporation, the predecessor company to BEC Group, Inc., from October 1992 through May 1996. Mr. Franklin has been the Chairman of the Board and Chief Executive Officer of Pembridge Holdings, Inc. since 1990 and sits on various other private company boards. From 1988 to 1990, Mr. Franklin was Managing Director of Pembridge Associates, Inc. Both Pembridge Associates, Inc. and Pembridge Holdings, Inc. specialize in merchant banking and related services. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania.

  Samuel L. Katz has been the Senior Vice President--Acquisitions of Cendant Corporation (and its predecessor corporation HFS Incorporated), a public corporation engaged primarily in the membership services, lodging and real estate businesses, since January 1996. From June 1993 to December 1995, Mr. Katz was a Vice President of Dickstein Partners Inc. From February 1992 to June 1993, Mr. Katz was the Co-Chairman of Saber Capital Inc., a private investment firm. Mr. Katz is a director of Hills Stores Company. Mr. Katz received his B.A. in Economics from Columbia University in 1986.

  Andrea Pomerantz Lustig has been the Beauty and Fitness Director of Cosmopolitan Magazine since 1991. Prior to that she was Cosmopolitan's beauty editor since March 1990. Ms. Pomerantz Lustig also acts as a spokesperson for Cosmopolitan Magazine, representing the magazine's philosophy on beauty, fitness and relationship issues. Prior to Cosmopolitan Magazine, she was with Conde Nast where she was a beauty writer for Glamour Magazine, since 1989. Ms. Pomerantz Lustig began her career in beauty journalism in 1988 at Mademoiselle where she was a beauty researcher. Ms. Pomerantz Lustig is a foundation board member of Cosmetic Executive Women and a board member of the Fragrance Foundation Long-Range Planning Committee. Ms. Pomerantz Lustig received her B.A. in History from the University of Pennsylvania.

  Guy Naggar has been Chairman of Dawnay, Day & Co. Limited, a U.K. investment bank founded in 1928, which is a member of the London Investment Banking Association, since 1981. Immediately prior to becoming Chairman of Dawnay, Day & Co. Limited, Mr. Naggar was a Director of the Charterhouse Group Limited and of its subsidiary, Charterhouse Japhet Limited. Mr. Naggar sits on various other private company boards.

  As compensation for service as director, each non-employee director receives cash compensation and discretionary stock option grants. The Company pays to each non-employee director annual cash compensation of $7,500, payable quarterly. In addition, pursuant to the Company's 1996 Stock Incentive Plan (the "Plan"), discretionary stock option grants can be made by the Compensation Committee. During fiscal 1996, each of the non-employee directors, with the exception of Ms. Pomerantz Lustig, received a grant of options under the Plan to purchase 2,500 shares of the Common Stock at the initial public offering price ($6.50 per share), and such options were immediately exercisable. During fiscal year 1997, Ms. Andrea Pomerantz Lustig received a grant of options under the Plan to purchase 2,500 shares of the Common Stock at a price of $6.88 per share, and such options were immediately exercisable. Also in fiscal year 1997, each of the non-employee directors received stock options pursuant to the Plan to purchase 2,667 shares of Common Stock at a price of $6.50 per share, and such options become exercisable over a five year period. The Board of Directors held four meetings during 1997, and each director attended at least 75% of the aggregate of such meetings of the Board and all committees of the Board on which he/she served.

COMMITTEES

  The Board of Directors has established an Audit Committee consisting of Samuel L. Katz, Alan S. Cooper and Martin E. Franklin. Mr. Katz serves as the chairman of the committee. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits, reviewing internal accounting controls and reviewing related party transactions. The Board of Directors has also established a Compensation Committee consisting of Ms. Pomerantz Lustig and Messrs. Cooper and Franklin. Mr. Cooper serves as chairman of the committee. The Audit Committee held two meetings during 1997 and one meeting in early 1998. The Compensation Committee held one meeting in 1997.

  The Company does not have a nominating committee or a committee serving a similar purpose.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No person serving on the Compensation Committee at any time during fiscal year 1997 was a present or former officer or employee of the Company or any of its subsidiaries. During fiscal year 1997, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Company's Board of Directors or Compensation Committee.

                            EXECUTIVE COMPENSATION

  The table below sets forth certain compensation information for the fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995, with respect to the Company's Chief Executive Officer and those three other executive officers of the Company who were the most highly paid (in excess of $100,000 in total annual compensation) for fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                         ANNUAL COMPENSATION     COMPENSATION
                                FISCAL   --------------------     NUMBER OF
NAME AND PRINCIPAL POSITIONS     YEAR      SALARY     BONUS        OPTIONS
----------------------------    ------   ---------- ---------    ------------
Steven L. Bock.................  1997      $290,490        --(1)    10,000(3)
  Chairman and Chief Executive
   Officer                       1996       285,662        --      150,000(4)
                                 1995       270,294 $  65,960           --
Stephen M. O'Hara..............  1997      $215,337        --(2)    10,000(3)
  President                      1996       208,862        --       25,000(5)
                                 1995       194,718 $  35,000           --
J. William Heise ..............  1997      $140,313 $   5,000(6)     6,500(3)
  Senior Vice President/         1996(7)     99,948        --       30,000(5)
   Chief Financial Officer
Jerral R. Pulley...............  1997(8)   $100,962        --           --
  Senior Vice President          1996       128,457        --       12,500(5)
                                 1995(9)     25,962    $5,000           --

--------
(1) At the beginning of 1997, Mr. Bock was owed deferred bonus compensation of $187,500, accrued under his prior employment agreement with the Company, of which $125,000 was paid in 1997 and the remainder was paid in January 1998.
(2) At the beginning of 1997, Mr. O'Hara was owed deferred bonus compensation of $35,000, accrued under his prior employment agreement with the Company, of which $23,333 was paid in 1997 and the remainder was paid in January 1998.
(3) Represents options granted in 1997 at an exercise price of $6.50 per share, which become exercisable over a five year period.
(4) Represents options granted in 1996, consisting of 75,000 options at an exercise price of $5.33 per share and 75,000 options at an exercise price of $6.50 per share, which become exercisable over a five year period. Of these options, 15,000 of the 75,000 options at an exercise price of $5.33 per share and 15,000 of the 75,000 options at an exercise price of $6.50 per share are currently exercisable.
(5) Represents options granted in 1996 at an exercise price of $6.50 per share which become exercisable over a five year period. Of these options, 5,000 of the 25,000 options granted to Mr. O'Hara and 6,000 of the 30,000 options granted to Mr. Heise are currently exercisable. Upon leaving the Company in October 1997, Mr. Pulley forfeited the 12,500 options granted to him.
(6) Mr. Heise received a discretionary bonus amounting to $5,000 earned in 1997 and paid in January 1998.
(7) Mr. Heise became acting chief financial officer in March 1996 and on August 1, 1996, he was hired permanently at an annual salary of $130,000.
(8) Mr. Pulley left the Company in October, 1997.
(9) Mr. Pulley was hired in October 1995 at an annual salary of $125,000.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table discloses information regarding stock options granted during the fiscal year ended January 3, 1998. In accordance with Securities and Exchange Commission rules, also shown are the hypothetical gains or "option spreads," on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term of ten (10) years.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS              POTENTIAL REALIZABLE
                         ------------------------------------------       VALUE AT
                         NUMBER OF  % OF TOTAL                         ASSUMED ANNUAL
                           SHARES    OPTIONS                        RATES OF STOCK PRICE
                         UNDERLYING GRANTED TO                        APPRECIATION FOR
                          OPTIONS   EMPLOYEES  EXERCISE                 OPTION TERM
                          GRANTED   IN FISCAL    PRICE   EXPIRATION --------------------
NAME                        (#)        1997    ($/SHARE)    DATE      5%($)     10%($)
----                     ---------- ---------- --------- ---------- --------- ----------
Steven L. Bock..........   10,000      6.29%     $6.50     1/2/08     $40,878   $103,593
Stephen M. O'Hara.......   10,000      6.29%     $6.50     1/2/08     $40,878   $103,593
J. William Heise........    6,500      4.09%     $6.50     1/2/08     $26,571 $   67,336
Jerral R. Pulley (1)....       --        --         --         --          --         --

--------
(1) Mr. Pulley forfeited all options granted to him when he left the Company in October, 1997.

AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

  The following table sets forth information as to options exercised during the fiscal year ended January 3, 1998, and unexercised options held at the end of such fiscal year, by the individuals listed in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF SHARES        VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                    OPTIONS/SARS              OPTIONS/SARS
                           SHARES                AT JANUARY 3, 1998     AT JANUARY 3, 1998 ($)(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
NAME                      EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Steven L. Bock..........       --          --   340,226      130,000    $1,938,718     $70,200
Stephen M. O'Hara.......   55,000    $313,104   222,773       30,000    $1,348,625     $     0
J. William Heise........       --          --     6,000       30,500    $        0     $     0
Jerral R. Pulley (2)....       --          --        --           --            --          --

--------
(1) Value is based on the closing sale price of $6.50 per share of the Common Stock as of January 2, 1998 (the last trading date during fiscal year
    1997) minus the exercise price.
(2) Mr. Pulley forfeited all options granted to him when he left the Company in October, 1997.

INFORMATION AS TO EXECUTIVE OFFICERS

  Steven L. Bock has been Chief Executive officer of the Company since December 1990. He has been a director of SC Direct and SC Publishing since March 1989 (including the years when the companies were under bankruptcy protection of the courts). For more information about Mr. Bock, see the discussion of the members of the Board of Directors above.

  Stephen M. O'Hara has been President of the Company since 1994 and was President of Wigs by Paula, Inc., a predecessor company, from November 1991 to November 1994 (including the years when the company was under bankruptcy protection of the courts). From May 1990 to November 1991, Mr. O'Hara was Vice President, Marketing and Vice President, Strategy of the All American Gourmet division of Kraft General Foods. From May 1988 to May 1990, Mr. O'Hara was President of Quantum Investments, a venture capital firm targeting small consumer businesses, as well as a principal in Quantum Associates, a management consulting firm. From November 1984 to May 1988, he served in a variety of positions with CML Group ("CML"), most recently as President of CML's former subsidiary Carroll Reed, Inc., a women's apparel retailer and direct marketer. Prior to CML, Mr. O'Hara served in Procter & Gamble's marketing department from 1979 to 1984. Mr. O'Hara holds A.B. and M.B.A. degrees from Harvard University.

  J. William Heise has been Senior Vice President and Chief Financial Officer of the Company since August, 1996, and was acting Chief Financial Officer from March 1996 to August 1996. From November 1994 to November 1995, Mr. Heise was Vice President/Chief Financial Officer at Sun Television and Appliances, Inc., a retailer of consumer electronics and appliances. From October 1983 to March 1994, Mr. Heise served in a variety of positions with Victoria's Secret Catalogue, Inc., including Executive Vice President/Chief Financial Officer from 1989 to 1992 and Executive Vice President/Operations from 1992 to 1994. Mr. Heise holds a B.A. degree from Ohio University.

EXECUTIVE EMPLOYMENT AGREEMENTS

  The Company has entered the second year of an employment agreement with Steven L. Bock, pursuant to which Mr. Bock will serve as the Chairman of the Board and Chief Executive Officer of the Company for a term expiring on December 31, 1999. Under that employment agreement, Mr. Bock received a salary of $290,000 for 1997. The employment agreement is subject to annual increases which will bring Mr. Bock's salary to $300,000 in 1998, and to $310,000 in 1999, the last year of the term. Mr. Bock will be eligible for a performance bonus ranging between 0% to 100% of his base salary, based upon the Company's performance against its annual plan approved by the Board. Upon executing the employment agreement in 1996, Mr. Bock was granted options under the Plan to purchase 75,000 shares of Common Stock at the initial public offering price of $6.50 per share and options granted outside of the Plan to purchase 75,000 shares of Common Stock at a price of $5.33 per share. Options to purchase 15,000 shares of Common Stock under each of these grants will vest and become exercisable each year for five years, subject to accelerated vesting under certain circumstances. Mr. Bock received an additional grant of 10,000 options on January 2, 1998 at a price of $6.50 per share. At the beginning of 1997, Mr. Bock was owed deferred bonus compensation of $187,500 accrued under his prior employment agreement with the Company, of which $125,000 was paid in 1997 and the remainder was paid in January 1998. The Company currently maintains a $4 million key-person life insurance policy on Mr. Bock.

  The Company has entered the second year of an employment agreement with Stephen M. O'Hara, pursuant to which Mr. O'Hara will serve as President of the Company for a term expiring on December 31, 1999. Under that employment agreement, Mr. O'Hara received a salary of $215,000 for 1997. The employment agreement is subject to annual increases which will bring Mr. O'Hara's salary to $225,000 in 1998, and to $235,000 in 1999, the last year of the term. Mr. O'Hara will be eligible for a performance bonus ranging between 0% to 100% of his base salary, based upon the Company's performance against its annual plan approved by the Board. Upon executing the employment agreement, Mr. O'Hara was granted options under the Plan to purchase 25,000 shares of Common Stock at the initial public offering price of $6.50 per share. Options to purchase 5,000 shares of Common Stock will vest and be exercisable each year for five years, subject to accelerated vesting under certain circumstances. Mr. O'Hara received an additional grant of 10,000 options on January 2, 1998 at a price of $6.50 per share. At the beginning of 1997, Mr. O'Hara was owed deferred bonus compensation of $35,000 accrued under his prior employment agreement with the Company, of which $23,333 was paid in 1997 and the remainder was paid in January 1998. The Company currently maintains a $3 million key-person life insurance policy on Mr. O'Hara.

  The Company may terminate Mr. Bock's employment: (i) upon his death or permanent disability; (ii) if he engages in conduct that constitutes "cause";
(iii) if the Company fails to meet certain financial targets; or

(iv) upon a change of control. Mr. Bock may terminate his agreement if there is a material reduction of his responsibilities or a material breach of the agreement by the Company. Mr. O'Hara or the Company may terminate Mr. O'Hara's employment agreement at any time, with notice. In the event Mr. Bock's employment is terminated for any reason other than "cause" or death, Mr. Bock will receive a severance payment of from one year to two years of base salary. In the event Mr. O'Hara's employment is terminated for any reason other than "cause" or death, Mr. O'Hara will receive a severance payment of from six months to one year of base salary. Both employment agreements contain non-competition restrictions effective during the term of employment and for a period of two years thereafter. For the term of the employment agreements, and for any period thereafter during which the Company is obligated to pay severance, the Company must provide $1 million of life insurance for the benefit of each of Messrs. Bock and O'Hara. In the event the Company fails to maintain such insurance, upon the death of Mr. Bock or Mr. O'Hara, the Company must pay such officer's estate a death benefit of $1 million.

                       COMPENSATION COMMITTEE REPORT ON
                        EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

  The Company's executive officer compensation consists of three primary components: base salary, annual bonuses and grants of stock options. Each component is intended to further the Company's overall compensation philosophy, and to achieve the compensation objectives of the Company. The Company's compensation philosophy is that executive compensation should reflect the value created and protected for shareholders, while furthering the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should motivate and reward high levels of performance and is geared to attract and retain qualified executive officers.

  The Company's executive officer compensation program is based on the following principles and objectives:

  . Competitive, Fair and Balanced Compensation

  The Company is committed to providing an executive officer compensation program that helps attract and retain highly qualified executive officers. The Company seeks to achieve a balance of compensation paid to a particular individual and compensation paid to other executive officers inside the Company, and strives to achieve a balance between the fixed and variable components, and between the short and long-term components, of each executive officer's compensation.

  . Performance

  Other than the Bonus Plan (as defined below), the Company has no specific performance criteria. Generally, however, executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of the Company and management team.

COMPENSATION FOR FISCAL 1997

 Salary

  As described above, the Compensation Committee sets the base salary for executive officers after reviewing the Chief Executive Officer's recommendations and evaluations of performance, compensation for competitive positions in the market and the historical compensation levels of the executive officers. Under their current Employment Agreements, Steven Bock's and Stephen O'Hara's annual increases in base salary are set by their agreements.

 Bonus

  For fiscal 1997, the Company's executive officers were eligible to receive bonuses pursuant to the terms of the Specialty Catalog Corp. Bonus Plan (the "Plan") which was approved by the Compensation Committee late in fiscal year 1996. Under the terms of the Plan, executive officer bonuses are paid from a bonus pool which is funded based upon a formula tied to the Company's consolidated earnings before interest, tax, depreciation and amortization ("EBITDA") for the year. The executive officers did not earn a bonus in 1997 under the Plan. At the beginning of 1997, Mr. Bock and Mr. O'Hara were owed deferred bonus compensation of $187,500 and $35,000, respectively, accrued under their prior employment agreements with the Company, of which $125,000 and $23,333, respectively, was paid in 1997 and the remainder was paid in January 1998. Mr. Heise received a discretionary bonus amounting to $5,000 earned in 1997 and paid in January 1998.

 Stock Option Grants

  The Compensation Committee believes that stock options, granted from time to time throughout the year, are an excellent vehicle for compensating employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, but in no event less than $6.50 per share, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the long-term performance of the Company's stock. The size of stock option grants is generally intended by the Compensation Committee to reflect the executive officer's position with the Company and his other contributions to the Company, while at the same time considering his other prior equity holdings in the Company and the stock option awards made to other executive officers of the Company. The Company, however, has no specific target for percentage ownership for directors or executive officers. Grants to executive officers under the stock option program typically involve a five-year vesting period (subject to accelerated vesting upon a change in control of the Company) to encourage key employees to continue in the employ of the Company. In December 1997, the Compensation Committee granted stock options, which became effective on January 2, 1998, to the named officers as follows: Mr. Bock, 10,000 shares; Mr. O'Hara, 10,000 shares and Mr. Heise, 6,500 shares.

 Compensation of Chief Executive Officer

  Consistent with the executive compensation policies described above, Mr. Bock received a base salary of $290,000 and a payment of deferred bonus compensation of $125,000 for the fiscal year 1997. As mentioned above, the Compensation Committee granted Mr. Bock stock options for 10,000 shares in fiscal year 1997.

  Under the terms of Mr. Bock's employment agreement, the Company provides Mr. Bock with $1 million of life insurance for the benefit of Mr. Bock.

 Compliance with Internal Revenue Code Section 162(m)

  The Committee has reviewed the potential consequences for the Company of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes a limit on tax deductions for annual compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under the Plan are exempt from the limitation, and other compensation expected to be paid during fiscal year 1998 is below this compensation limitation.

 Conclusion

  The Compensation Committee believes that the total fiscal year 1997 compensation of the Chief Executive Officer and each of the other named officers, as described above, including the stock option grants made on January 2, 1998, is fair, and is within the range of compensation for executive officers in similar positions.

                                          Compensation Committee

                                          Alan S. Cooper
                                          Martin E. Franklin
                                          Andrea Pomerantz Lustig

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following Graph compares the performance of the Company's Common Stock to the Nasdaq National Market (U.S.) Index and the Small Cap Catalog Index since October 17, 1996, the first day on which the Company's Common Stock was publicly traded. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at October 17, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN



                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG SPECIALTY CATALOG CORP., S&P 500 INDEX AND SMALL CAP CATALOG INDEX

                               Specialty                Small Cap
Measurement period              Catalog      S&P 500     Catalog
(Fiscal Year Covered)            Corp.        Index       Index
---------------------           --------     --------    --------
Measurement PT -
10/17/96                        $100.00      $100.00     $100.00

FYE 12/28/96                    $106.00      $100.00     $ 94.00
FYE 01/03/98                    $100.00      $138.00     $184.00



(1) The Small Cap Catalog Index consists of five catalog companies similar to Specialty Catalog Corp. in market capitalization and sales. Each of the market capitalization and net revenues of these five catalog companies was less than $100 million at the inception of this index. The companies included in this index are: Concepts Direct, DM Management, Initio, Inc., Real Goods Trading Corp., and The Right Start, Inc.

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                           1996 STOCK INCENTIVE PLAN
                                  PROPOSAL 2

  On August 3, 1996, the 1996 Stock Incentive Plan (the "Plan") was adopted and 500,000 shares of Common Stock were reserved for issuance thereunder to employees, directors and consultants of the Company. In March 1998, the Board adopted, subject to shareholder approval, an amendment to the Plan that increases the number of shares of Common Stock available for issuance under the Plan from 500,000 shares to 750,000 shares.

  The purpose of the Plan is to attract able persons to enter and remain in the employ of the Company, its Subsidiaries and Affiliates. The Plan is intended to provide incentive compensation to employees, directors and consultants of the Company, its Subsidiaries and Affiliates measured by reference to the value of the Common Stock, thereby strengthening the commitment of the employees, directors and consultants to the welfare of the Company, its Subsidiaries and Affiliates.

  Additional shares are needed for use in the Plan so that grants may continue to be made to attract and retain key personnel.

  The amended Plan further provides that any employee, director or consultant, whose employment or association is voluntarily terminated by such employee, director or consultant, will have thirty (30) days from the date of such termination to exercise any of his or her otherwise exercisable options. Previously, such an employee, director or consultant forfeited his or her unexercised options upon terminating his or her employment or association with the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE OF SHARES AUTHORIZED UNDER THE PLAN FROM 500,000 TO 750,000

SUMMARY OF THE PLAN

  The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may grant Incentive Stock Options, Nonqualified Stock Options and Restricted Stock (collectively, "Awards") under the Plan.

DESCRIPTION OF AWARDS

  Incentive Stock Option and Nonqualified Stock Options. The Committee may grant one or more Incentive Stock Options ("ISOs") or Nonqualified Stock Option ("NSOs") to any person who is regularly employed by the Company, a Subsidiary or Affiliate; the Committee may grant NSOs to any non-employee director or consultant of the Company, a Subsidiary or Affiliate (an "Eligible Person"). Such grant shall be evidenced by a Stock Option Agreement. The exercise price of such options shall be set by the Committee but shall not be less than the fair market value of a share of Common Stock on the date of the grant or the initial price per share to the public in the initial offering ($6.50), whichever is greater. Exercisable options may be exercised by delivery of a written notice of exercise to the Committee accompanied by payment of the option price. Options shall vest and become exercisable on the date determined by the Committee but no later than ten years after the Award (except when the Committee grants ISOs to an Eligible Person who owns more than 10% of the Common Stock of the Company, in that case the option period may not exceed five years and the option price shall be at least 110% of the fair market value of the stock subject to the option on the date of the grant). The Committee may accelerate the exercisability of any option or grant options exercisable in installments. Options may expire before the end of the option period set by the Committee in the event of termination of the option holder's employment with the Company or the option holder's death or disability. Options are not transferable, except by will or the laws of descent and distribution.

  To the extent that the aggregate fair market value of the stock for which ISOs are exercisable for the first time by any Eligible Person who receives an Award (a "Participant") during any calendar year exceeds $100,000, such ISOs shall be treated as NSOs. The Committee may permit voluntary surrender of NSOs conditioned on the granting of new options subject to the terms and conditions set by the Committee at the time of the grant of the new option. The Committee may require surrender as a condition precedent to a grant of a new option.

  Restricted Stock. The Committee may grant Restricted Stock Awards to Eligible Persons and issue or transfer Restricted Stock to Participants under the terms and restrictions established by the Committee and evidenced by a Restricted Stock Award Agreement executed and delivered by the holder of the Restricted Stock. The holder shall have the rights and privileges of a stock holder but the stock award shall be subject to the transferability restrictions set by the Agreement. The restricted shares may also be subject to forfeiture in the event that the holder terminates employment with the Company, its Subsidiaries or Affiliates. Each certificate representing Restricted Stock will contain a legend providing notice that the shares are subject to the terms of a Restricted Stock Agreement and stop orders shall be entered with the Company's transfer agent against the transfer of legended shares. The Committee may require that the Restricted Stock be held in escrow rather than delivered to the holder.

  Changes in Capital Structure or Control. Awards shall be subject to any adjustments or substitutions deemed equitable by the Committee in the event of changes in the (i) capital structure of the Company, (ii) outstanding stock of the Company, or (iii) the law or other circumstances which would result in any substantial dilution or enlargement of rights granted or available under the Plan or which interferes with the intended operation of the Plan. Awards are subject to cancellation and pay out in cash or stock upon ten days advance notice in the event of (i) a merger or consolidation of the company with consideration to the Company's shareholders in a form other than an equity interest in the surviving entity, (ii) the Company or substantially all its assets being acquired by another person, (iii) a reorganization or liquidation of the Company, or (iv) a written agreement to undergo such an event being entered into by the Company.

  If the Company experiences a change in control, options awarded under the Plan shall become immediately exercisable (unless the Company determines in good faith prior to the change of control that the options will be honored or that appropriate alternative options or rights will be granted) and the restricted period for Restricted Stock shall immediately expire. In addition, the Committee has the discretion to cancel any outstanding Awards upon ten days notice and pay holders of such Awards the value of the Awards based on the price per share of Stock received or to be received by other shareholders of the Company as a result of the change in control. Furthermore, the Company will make appropriate provisions for the preservation of Participant's rights under the Plan in any agreement for a change in control that the Company enters into.

  Changes in the Internal Revenue Code. The Committee may, without stockholder approval (unless otherwise required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended), amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Internal Revenue Code required to preserve the Company's Federal income tax deduction for compensation paid to named executives pursuant to the Plan. To the extent that the Committee determines as of the Date of Grant of an Award that (i) the Award is intended to comply with Section 162(m) of the Code and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options. In general, a Participant will not recognize taxable income upon the grant or exercise of an ISO. Instead, a Participant will recognize taxable income with respect to an ISO only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an ISO, however, may subject the Participant to the alternative minimum tax.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the Participant has owned the ISO Stock at the time it is sold. If the Participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the Participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the Participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then any gain will be treated as ordinary compensation income to the extent that it does not exceed the gain that the Participant would have realized had he sold the shares immediately upon exercise of the option and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the Participant has held the ISO Stock for more than one year prior to the date of sale.

  If a Participant sells ISO Stock for less than the exercise price, then the Participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the Participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonqualified Stock Options. A Participant will not recognize taxable income upon the grant of a NSO. A Participant who exercises a NSO, generally, will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

  With respect to any NSO Stock, a Participant will have taxable income recognized upon the exercise of the option. Upon selling NSO Stock, a Participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the Participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the Participant has held the NSO Stock for more than one year prior to the date of the sale.

  Restricted Stock. A Participant will not recognize taxable income upon the grant of a Restricted Stock Award, unless the Participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the Participant makes a Section 83(b) Election within 30 days of the date of the grant, then the Participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the Participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The Participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

  Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the Participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the Participant's tax basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

  Tax Consequences to the Company. The Company will be entitled to a deduction in connection with an Award only in the event and to the extent ordinary income is recognized by the Participant. Any such deduction will be allowed to the Company for its taxable year within which ends the taxable year in which the Participant's recognition of ordinary income occurs. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

  Once income associated with an Award is recognizable to a Participant for Federal income tax purposes, the Participant must either pay to the Company an amount sufficient to satisfy any federal, state and local taxes required to be withheld or make alternative arrangements acceptable to the Company.

  The foregoing summary is not a complete description of all tax aspects of the Plan. The foregoing relates only to Federal income taxes; there may be other Federal tax consequences associated with the Plan, as well as foreign, state and local tax consequences.

                             CERTAIN TRANSACTIONS

  Due to its working capital constraints, on June 1, 1996, the Company entered into an agreement with Martin E. Franklin, a director of the Company, and two associates of Mr. Franklin, pursuant to which Mr. Franklin and such associates loaned the company $495,000. In connection with such loan, Mr. Franklin and his associates purchased for $5,000 a warrant to acquire an aggregate of 265,335 shares of the Company's Common Stock at an aggregate exercise price of $500,000. In April 1997, the holders of these warrants elected to apply amounts owed to them under the junior subordinated note as consideration to be paid for 265,335 shares of the Company's Common Stock. In conjunction with this transaction, the Company recorded a $57,132 extraordinary loss on the early retirement of debt (net of an income tax benefit of $41,372).

  In October 1997, the Company acquired The Daxbourne Group, a leading retailer and wholesaler of wigs, hairpieces and related accessories in the United Kingdom. Prior to the acquisition, The Daxbourne Group retained the services of Livingstone Guarantee to search for a buyer for Daxbourne. Dawnay, Day Corporate Finance Limited ("Dawnay Day") received a copy of the offering memorandum prepared by Livingstone Guarantee, and referred the potential acquisition to Specialty Catalog Corp. Mr. Guy Naggar, Chairman of Dawnay, Day and Co. Limited, the parent of Dawnay Day, owns a significant portion of the Company's Common Stock and is also a member of the Company's Board of Directors.

  The Company entered into an agreement whereby Dawnay Day agreed to act as the investment advisor for the Company in connection with The Daxbourne Group acquisition. Dawnay Day's fee for initiating the transaction and acting as the Company's advisor, which was negotiated on an arms-length basis, was based on the Lehman formula and would be paid only on completion of the transaction. Based on the purchase price paid by the Company for The Daxbourne Group, the fee amounted to approximately $182,000 and was paid by the Company upon completion of the transaction. Dawnay Day was also reimbursed for its out-of-pocket expenses, which amounted to approximately $1,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended January 3, 1998.

                        INFORMATION CONCERNING AUDITORS

  Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Deloitte & Touch LLP as the independent auditors of the Company for the fiscal year ending January 2, 1999. Deloitte & Touche LLP has acted in such capacity for the Company since the 1989 fiscal year.

  Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 MISCELLANEOUS

DEADLINE FOR STOCKHOLDER PROPOSALS

  In order for shareholder proposals to be presented at the Company's 1999 annual meeting of shareholders, such proposals must be received by the Secretary of the Company at the Corporation's principal office in South Easton, Massachusetts not later than December 10, 1998 for inclusion in the proxy statement for that meeting, subject to the applicable rules of the Securities and Exchange Commission. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.

OTHER MATTERS

  The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

Dated: April 10, 1998

/s/ Stephen M. O'Hara
Stephen M. O'Hara
Secretary

LOGO

PROXY                       SPECIALTY CATALOG CORP.                        PROXY
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Steven L. Bock and Stephen M. O'Hara, as proxies, each with full power of substitution, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Specialty Catalog Corp. held on record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held May 19, 1998 at 11:00 a.m. at the offices of Patricof & Co. Capital Corp., 445 Park Avenue, New York, New York, and any adjournments thereof and upon any and all matters which may properly be brought before the meeting or any adjournments thereof, thereby revoking all former proxies.

  The undersigned hereby directs this Proxy to be voted:

 1. Election of directors:
  [_FOR]the election as directors of all nominees listed below (except as market to the contrary below)
                                       or
                                     [_WITHHOLD]AUTHORITY to vote for all
                                       nominees listed below

     STEVEN L. BOCK   ALAN S. COOPERMARTIN E. FRANKLIN
     SAMUEL L. KATZ   GUY NAGGAR    ANDREA POMERANTZ LUSTIG

  (Instructions: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual's name)

 2. Proposal to amend the Company's 1996 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 500,000 to 750,000.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 3. In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

LOGO

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

  SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

                                              Date: ____________________ , 1998
                                              ---------------------------------
                                                  Signature of Stockholder
                                              ---------------------------------
                                                  Signature if held jointly

                                              NOTE: PLEASE MARK, DATE, SIGN
                                              AND RETURN THIS PROXY PROMPTLY
                                              USING THE ENCLOSED ENVELOPE.
                                              WHEN SHARES ARE HELD BY JOINT
                                              TENANTS, BOTH SHOULD SIGN. IF
                                              SIGNING AUTHORITY, EXECUTOR AD-
                                              MINISTRATOR, TRUSTEE OR GUARD-
                                              IAN, PLEASE GIVE FULL TITLE. IF
                                              A CORPORATION OR PARTNERSHIP,
                                              PLEASE SIGN IN CORPORATE OR
                                              PARTNERSHIP NAME BY AN AUTHO-
                                              RIZED PERSON.